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                              ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is dated as of June 21, 1999, and is entered into between TD Ventures, Inc., a California corporation ("PURCHASER"), Tom H. Yankoff, an individual residing in San Juan Capistrano, California and the owner of 90% of the issued and outstanding capital stock of Purchaser ("YANKOFF"), and Integrated Behavioral Health, a California corporation ("IBH").

     WHEREAS, IBH is a behavioral health care management company offering services designed to control employer health care costs and to monitor the quality of behavioral health care services provided under employer health care plans (the "BUSINESS");

     WHEREAS, pursuant to the terms of a Letter of Intent between IBH and Yankoff dated January 12, (the "Letter of Intent"), Yankoff was granted an option to purchase certain assets of IBH; and

     WHEREAS, by letter dated April 1, 1999, Yankoff exercised such option;

     WHEREAS, IBH desires to sell certain of the assets and to transfer certain liabilities related to the Business to Purchaser;

WHEREAS, Yankoff and Purchaser desire that Purchaser acquire such assets and liabilities under the terms and conditions hereinafter set forth and for the consideration provided herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. ASSETS TO BE PURCHASED BY PURCHASER. Upon the terms and subject to the conditions and provisions set forth in this Agreement, on the Closing Date (as defined in Section 12), IBH shall convey, sell, transfer, assign, quitclaim and deliver to Purchaser, and Purchaser shall purchase from IBH, all right, title and interest in and to those the Acquired Assets, as described in Section 3 hereof.

     Section 2. CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, as consideration for the Acquired Assets and in full payment therefor, Purchaser will pay the aggregate sum of Five Hundred Twelve Thousand Five Hundred Dollars ($512,500) (the "PURCHASE PRICE"), payable to the order of IBH as follows:

     (a) Purchaser shall pay to IBH at Closing the sum of Fifty Thousand Dollars ($50,000) by certified check or wire transfer;

     (b) Purchaser shall deliver to IBH at Closing a promissory note (the "Note") payable to IBH in the principal amount of Four Hundred Sixty Two Thousand Five Hundred Dollars ($462,500), bearing interest at ten percent (10%) per annum, payable in 36 equal monthly installments of principal and interest, such Note shall be in the form of EXHIBIT A hereto. The indebtedness evidenced by the Note shall be secured pursuant to a Security Agreement in the form of EXHIBIT B hereto.

     (c) Purchaser will propose an allocation of the Purchase Price in accordance with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. Subject to IBH's agreement with such allocation, which will not be unreasonably withheld, IBH and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Code Section 1060(b), in a manner consistent with such allocation.

     Section 3. DESCRIPTION OF ASSETS. Subject to Section 4, below, the assets of the Business to be sold by IBH and purchased by Purchaser (the "ACQUIRED ASSETS") shall consist of the following:

     (a) All of the equipment, machinery, and furniture related to the Business and described on SCHEDULE 3;

     (b) All contracts including real estate leases, equipment leases and contracts with the current customers of IBH described in SCHEDULE 3(B) to the extent transferable;

     (c)  All deposits, goodwill and accounts of IBH described on SCHEDULE 3;

     (d) All of the applicable intellectual property rights, including but not limited to "Integrated Behavioral Health," "IBH," and any other name, trademark, trade name or symbol similar thereto) applied for, issued or owned by IBH or otherwise relating to the Business of IBH, including any fictitious business names all as described on SCHEDULE 3, provided, however, IBH shall not be obligated to change its corporate name unless Purchaser agrees to reimburse IBH for costs related to such name change (including reasonable attorneys' fees);

     (e) All customer lists and all other information, whether or not confidential, owned or used by IBH in support of the marketing, service and sales of the Business, and all contact lists of service providers and vendors for such items;

     (f) All brochures, advertising materials, sales literature, reference catalogs relating solely to the advertising and promotion of the Business provided such material do not include mention of CORE, WorkAbility or any derivatives or variations thereof;

     (g) All express or implied warranties, rebates and credits from any suppliers to the Business;

     (h)  The IBH's PPO Network as described in SCHEDULE 3; and

     (i) All books, records and accounts, correspondence, employment records, and to the extent transferable, telephone numbers, directory listings, e-mail addresses, web pages, licenses, certifications, permits, manuals, reference manuals, design drawings, warranties and any confidential information stored on paper, computer or otherwise.

     Section 4. ASSETS RETAINED. Notwithstanding any Schedule hereto or any other provision of this Agreement, IBH shall retain, and Purchaser shall have no rights to, any of the following rights or assets (the "RETAINED ASSETS"):

     (a) Information or documents in the possession of CORE, INC. ("CORE") or any of its affiliates at a location other than IBH's Irvine, California offices; provided, however, IBH shall provide Purchaser access to and permit Purchaser to make copies of any such documents to the extent the documents are referred to in item 3(i), above;

     (b)  Cash, accounts receivable and bank accounts of IBH;

     (c)  Minute books, corporate and financial records of IBH;

     (d) Any attorney-client privileged communication or document relating directly or indirectly to IBH's operation of the Business;

     (e) The trademarks and tradenames "CORE," "WorkAbility," and all derivatives and variations thereof;

     (f) The WorkAbility program or other intellectual property developed by CORE and its affiliated corporations;

     (g) The cash management and accounts receivable collection system utilized by IBH in Boston, Massachusetts or Irvine, California.

     (h)  CORE's web site;

     (i)  The telephone switch utilized by both CORE and IBH; and

     (j) CORE's information system, utilized by IBH, including server(s), e-mail service, and winframes and related items and services, except as specifically indicated in Section 7, below.

     Section 5.     LIABILITIES.

     (a) ASSUMPTION OF LIABILITIES BY PURCHASER. As additional consideration for the assignment and transfer of the Acquired Assets, and except as otherwise provided in Section 5(b) hereof, effective the Closing Date, Purchaser shall assume all liabilities of the Business, including liabilities of IBH pursuant to lease obligations related to fixed assets and office space rental, accrued employee benefits (including but not limited to accrued vacation benefits), and liabilities and obligations under the customer contracts transferred or to be transferred by IBH to Purchaser following the date of transfer of the Acquired Assets including, without limitation those liabilities listed on SCHEDULE 5 hereto collectively, (the "ASSUMED LIABILITIES").

     (b) RETENTION OF LIABILITIES BY IBH. IBH retains, and Purchaser shall not assume, any obligations or liabilities of IBH relating to the Retained Assets and all other obligations and liabilities, including professional liabilities for services rendered by IBH prior to the Closing Date (whether or not related to the Acquired Assets), other than the Assumed Liabilities (collectively, the "RETAINED LIABILITIES").

     Section 6. NON-ASSIGNMENT OF CERTAIN ITEMS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any item of the Acquired Assets shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof, a violation of law, or result in the loss or diminution thereof; PROVIDED, HOWEVER, that in each such case, all parties hereto shall use their best efforts to obtain the consent of such other party to an assignment to Purchaser. If such consent is not obtained, IBH and Purchaser shall cooperate in any reasonable arrangement designed to provide to Purchaser the benefits and obligations under any such Acquired Asset.

     Section 7. FURTHER ASSURANCES; EMPLOYEES; E-MAIL. At any time and from time to time after the date hereof, at the request of Purchaser, and without further consideration, IBH hereby agrees to execute and deliver such other bills of sale and instruments of conveyance, assignment or transfer and take such other action as is reasonably required to convey to, transfer to, or vest in Purchaser or its successors and assigns, or put Purchaser or its successors and assigns in possession of any or all of the Acquired Assets intended to be sold, conveyed, assigned, transferred and delivered to Purchaser. Similarly, Purchaser agrees to execute and deliver to IBH such documents and to take such other actions as are necessary to confirm assumption of the Assumed Liabilities or to otherwise confirm the actions intended to be taken under this Agreement.

     Purchaser will offer employment, commencing as of the Closing Date, to all employees listed on SCHEDULE 7. Notwithstanding the foregoing, and without breaching the foregoing, Purchaser reserves the right to review staffing levels, wages, benefits and conditions of employment after the Closing, and to make appropriate changes, if in its judgment such changes are necessary in light of then existing business conditions or individual employee performance.

     IBH shall cause CORE to continue to provide to Purchaser through October 31, 1999 the e-mail system currently utilized by IBH at no cost, provided Purchaser's use is consistent with IBH's use of such system prior to Closing. For the period November 1 through December 31, 1999, Purchaser shall pay CORE $150.00 per month in advance for continued use of the e-mail system. Neither IBH nor CORE shall be responsible for upgrading or improving such e-mail beyond its present uses or capacity nor have any obligation to make the system available to Purchaser after December 31, 1999. Purchaser's sole and exclusive remedy if dissatisfied with such e-mail system is a refund of the monthly payment and such refund shall only be made if requested by Purchaser in writing to CORE within fifteen (15) days of the cause of dissatisfaction. Following CORE's receipt of a request for a refund or upon Purchaser's failure to make the monthly pre-payments, CORE shall have no obligation to continue to provide such e-mail service to Purchaser.

     Section 8. ACCESS TO BOOKS AND RECORDS. In connection with any matter relating to any period prior to the Closing Date, IBH and Purchaser shall, for a period of three (3) years, upon the reasonable request and at the expense of the other, permit the other and its representatives access, upon reasonable notice and at reasonable times, to the books and records of IBH and Purchaser, to the extent that such access is reasonably required by the other in connection with
(i) the preparation of any required tax returns or financial reports, or (ii) any claim, litigation, audit or investigation or any other proper purpose relating to the Business prior the Closing Date hereof; PROVIDED, HOWEVER, that the foregoing shall be done in a manner so as to not interfere unreasonably with the conduct of the business of IBH or Purchaser. During the five (5) year period beginning on the Closing Date, IBH and Purchaser shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving sixty (60) days' prior written notice to the other offering to surrender the same to the other at the other's expense, and IBH and Purchaser will use their reasonable efforts to assist the other in identifying those documents related to the conduct of the Business.

     IBH and Purchaser hereby agree in connection with their review of the books and records of the other pursuant to this Section 8, that it will keep confidential all information obtained by it (and unrelated to the Business) until such information shall, other than by action of IBH or Purchaser (as the case may be), become publicly known or available; PROVIDED, HOWEVER, that nothing contained herein shall prevent IBH and Purchaser at any time from furnishing any required information to any governmental authority or agency pursuant to lawful process or from complying with its legal or contractual obligations.

     To the extent such records include confidential patient information, all parties shall comply with all laws applicable to the confidentiality of patient records.

     Section 9.     REPRESENTATIONS AND WARRANTS.

               (a) PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser and Yankoff hereby represent and warrant to IBH that:

                    (i) ORGANIZATION, AUTHORITY AND VALIDITY. Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. All necessary and appropriate corporate action has been taken by Purchaser with respect to the execution and delivery of this Agreement and the other documents and agreements referred to herein or related hereto. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms; and

                    (ii) ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. The execution, delivery and performance by Purchaser of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of Purchaser's certificate of incorporation or bylaws; (iii) will not conflict with, result in a breach of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Purchaser is a party or by which Purchaser or its or his properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which Purchaser is a party or by which Purchaser or any of its properties are bound.

                    (iii) OWNERSHIP OF PURCHASER.  The authorized capital stock of Purchaser consists of 1,000,000 shares of common stock, 100,000 shares of common stock which are issued and outstanding (the "SHARES") and 90% of which are owned beneficially and of record by Yankoff.

               (b) IBH'S REPRESENTATIONS AND WARRANTIES. IBH hereby represents and warrants to Purchaser and Yankoff that:

                    (i) ORGANIZATION, AUTHORITY AND VALIDITY. IBH is a corporation organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. All necessary and appropriate corporate action has been taken by IBH with respect to the execution and delivery of this Agreement and the other documents and agreements referred to herein or related hereto. This Agreement constitutes a valid and binding obligation of IBH, enforceable in accordance with its terms;

                    (ii) TRANSFER OF TITLE. Subject to Section 6 hereof, the delivery to Purchaser of the Acquired Assets pursuant to the provisions of this Agreement will transfer to Purchaser good and marketable title to the Acquired Assets, free and clear of all liens, charges, claims, encumbrances or restrictions of any nature whatsoever;

                    (iii) ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED
                          CONSENTS. The execution, delivery and performance by IBH of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent of any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of IBH's articles of incorporation or bylaws, (iii) will not conflict with, result in a breach of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which IBH is a party or by which IBH or its properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which IBH is a party or by which IBH or any of its properties are bound; and (v) will not create any claim, lien, charge, encumbrances or restriction upon the Shares or any of the assets or properties of IBH;

                    (iv) CONSENTS TO CERTAIN CONTRACTS AND AGREEMENTS. Notwithstanding the representations and warranties in
                          Section 9(b)(ii) and (iii), above, certain contracts and agreements to be assigned hereunder by IBH to Purchaser require the written consent of the other party thereto, and it is the responsibility of Purchaser to obtain such written consents. Accordingly, for the purposes of the foregoing representations and warranties, such consents shall be deemed to have been obtained by Purchaser; and

                    (v) FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 9 are IBH's unaudited financial statements for the fiscal year ended December 31, 1998 and unaudited interim financial statements for the two-month period ended February 28, 1999, reflecting statements of operations for the periods indicated which have been prepared in accordance with CORE's divisional format and do not necessarily reflect generally accepted accounting principles consistently applied, (collectively, the "FINANCIAL STATEMENTS").

               (c) IBH makes no representation or warranty concerning any of the following matters and no indemnification shall be due Purchaser or Yankoff in connection with any of the following matters:

                    (i) any so-called Y2K issues relating to the Business or Acquired Assets;

                    (ii) failure of the parties to comply with any applicable bulk sales laws;

                    (iii) issues, matters or claims in any way relating to the
                          PPO Network transferred to Purchaser; and

                    (iv) issues, matters or claims in any way relating to clients' claims accounts.

     Section 10. CONSENTS; APPROVALS; COMPLIANCE WITH LAWS. (a) IBH and Purchaser will use their reasonable best efforts in cooperation with each other to obtain all consents from third parties and governmental authorizations or approvals and to file any necessary notices or reports required in order to consummate the transactions contemplated hereby.

          (b) Yankoff and Purchaser each agree and acknowledge that no consulting fees or other payments are due Yankoff for his services to IBH and any of IBH's affiliated corporations.

     Section 11.    INDEMNIFICATION.

               (a) PURCHASER INDEMNITY. Purchaser agrees effective the Closing Date to indemnify and hold harmless IBH and any successors to IBH and any other corporation affiliated with IBH, including CORE, and their respective employees, officers, directors, agents, attorneys and representatives from and against any and all claims, demands, liabilities, actions, lawsuits, proceedings, losses, damages, costs and expense, including reasonable attorneys' fees (collectively, "CLAIMS") asserted against, resulting to, imposed upon, or incurred or suffered by IBH or the affiliated indemnified parties, as a direct result of, or arising directly from,
                    (i) the Acquired Assets based upon events following the date of transfer of the Acquired Assets or (ii) the Acquired Liabilities.

               (b) IBH INDEMNITY. Except for the Assumed Liabilities and except as provided in Sections 5(b) and 6, IBH hereby agrees to indemnify and hold harmless Purchaser and any successor to Purchaser, and their respective employees, officers, directors, agents, attorneys and representatives from and against any and all (i) Claims asserted against, resulting to, imposed upon, or incurred or suffered by, Purchaser as a direct result of or arising directly from the Acquired Assets prior to the Closing Date; PROVIDED, HOWEVER, no indemnification with respect to the Acquired Assets shall be provided for Claims for indemnification by Purchaser asserted more than one year after the Closing Date and in no event shall IBH's total indemnification obligation exceed $100,000 (unless IBH's insurance covers such claims in which event the $100,000 shall be increased to the amount of coverage actually paid by the insurance carrier).

     Section 12. CLOSING. The closing of the sale of the Business shall occur at 10:00 A.M. on June 21, 1999 at the offices of CORE, Inc., 18881 Von Karman Avenue, Irvine, California (the "CLOSING DATE"), or such other date and time as shall be mutually agreed upon by the parties, provided that the following requirements shall have been satisfied or waived, as applicable, on or prior to the Closing Date:

               (a) DELIVERY BY PURCHASER OF PURCHASE PRICE AND OTHER DOCUMENTS. Purchaser shall have delivered to IBH :

                    (i)   the $50,000 referred to in Section 2(a);

                    (ii)  the Note in the form attached hereto as EXHIBIT A;

                    (iii) the Security Agreement in the form attached hereto as
                          EXHIBIT B; and

                    (iv)  Written consents from all third parties listed on
                          SCHEDULE 12 whose consents are required in connection with the transfer of the IBH contracts, agreements or leases being transferred hereunder.

               (b)  DELIVERY OF DOCUMENTS BY IBH.  IBH shall have delivered to
                    Purchaser:

                    (i) The Bill of Sale in the form attached hereto as EXHIBIT C.

                    (ii) The Non-Competition Agreement with CORE, Inc., in the form attached hereto as EXHIBIT D; and

                    (iii) UCC-3 termination statements releasing the security
                          interest of Fleet Bank in the Acquired Assets.


               (c) OTHER DOCUMENTS. Purchaser and IBH shall have agreed on the form and content of and/or delivered and/or entered into other agreements, including:

                    (i) letters to be sent to IBH's customers and employees notifying them of the sale of the Business to Purchaser;

                    (ii) an Assignment and Assumption Agreement in the form attached hereto as EXHIBIT E.

                    (iii) other reasonably requested documents in such form as mutually  agreed between the parties.

          The parties agree that time shall be of the essence.

     Section 13. NOTICES. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery (including overnight delivery or courier service) to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

if to IBH:

     c/o CORE, INC.
     18881 Von Karman Avenue
     Irvine, CA 92612
     Attention:  Mr. William E. Nixon, Chief Financial Officer

with a copy to:

     Stephen M. Kane, Esq.
     Rich, May, Bilodeau & Flaherty, P.C.
     294 Washington Street
     Boston, MA 02108-4675

if to Purchaser or Yankoff:

     Tom H. Yankoff
     33741 Kildare Lane
     San Juan Capistrano, CA 92675

With copies to:

     Flemming & Allen, LLP
     2030 Main Street
     Suite 1300
     Irvine, CA 92614

     Section 14. BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon IBH, its successors and permitted assigns, and Purchaser, and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other.

     Section 15. CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

     Section 16. EXPENSES OF TRANSACTION. Purchaser, Yankoff and IBH shall each be responsible for the payment of their respective legal and financial adviser and accounting fees, and any other costs or expenses incurred by them in connection with this Agreement and the transactions contemplated hereby.

     Section 17. WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by the agreement in writing of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or document delivered on the Closing Date or breach by any other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     Section 18. NO THIRD-PARTY BENEFICIARIES. Except for the indemnification rights set forth in Section 11, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their shareholders, any rights, remedies or other benefits under or by reason of this Agreement.

     Section 19. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

     Section 20. SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction or arbitrator pursuant to Section 21 to be unenforceable, or to violate law, IBH and Purchaser hereby agree that such court or arbitrator shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's or arbitrator's determination.
In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     Section 21. DISPUTES. If the parties are unable, after good faith negotiations, which each hereby covenants to undertake, to resolve any dispute arising between them within sixty (60) days after notice is given of such dispute, then the dispute will be referred to arbitration before one arbitrator in Orange County, California, or any other place mutually agreed upon by Purchaser and IBH, in accordance with the applicable rules then in effect of the Judicial Arbitration & Mediation Services (JAMS). The determination made by the arbitrator in accordance with California rules of evidence and discovery shall be delivered in writing to the parties hereto and shall be final and binding and conclusive upon the parties hereto and the amount of the claim, if any, determined to exist shall be a valid claim and judgment may be entered upon such decision in accordance with applicable law in any court having jurisdiction thereof. The arbitration award may include (i) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys' fees from the other party, (ii) the amount of such costs and fees and (iii) an order that the losing party pay the fees and expenses of the arbitrators.

     Section 22. GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California.

     Section 23. NO BROKERS. Yankoff and Purchaser represent and warrant to IBH that no agent or broker or other person acting pursuant to authority of Yankoff or Purchaser is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated by this Agreement. IBH represents and warrants to Yankoff and Purchaser that no agent or broker or other person acting pursuant to authority of IBH is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated by this Agreement.

     Section 24. ENTIRE AGREEMENT. This Agreement (including the documents and other agreements referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof, including, without limitation, the letter of intent between the parties dated January 12, 1999, as amended.




                              INTEGRATED BEHAVIORAL HEALTH

                              By:_/S/ GEORGE C. CARPENTER IV__
                                     George C. Carpenter IV
                                     Chief Executive Officer


                              TD Venture, Inc.


                              By:_/S/TOM H. YANKOFF, PRESIDENT
                                      Tom  H. Yankoff
                                       President


                              _/S/ TOM H. YANKOFF
                                             Tom H. Yankoff, individually